Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-169050, 333-181071, 333-204858, and 333-208107) of Envestnet, Inc. of our report dated September 5, 2017, with respect to the consolidated balance sheet of Folio Dynamics Holdings, Inc. and its subsidiaries as of December 31, 2016, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended, which report appears in the Form 8‑K/A of Envestnet, Inc. filed on February 2, 2018.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 2, 2018